Exhibit 3.17

Amended and Restated

Articles of Incorporation

of

H&E Equipment Services (Mid-Atlantic), Inc.

(formerly known as J.W. Burress, Incorporated)

Article I

Name

From and after September 1, 2007, the name of the Corporation (the “Corporation”) shall be: H&E Equipment Services (Mid-Atlantic), Inc.

Article II

Purpose

The purpose of this Corporation is to transact any or all lawful business not required to be specifically stated in these Articles of Incorporation for which corporations may be incorporated under the Virginia Stock Corporation Act.

Article III

Authorized Stock

The Corporation shall have authority to issue shares of stock, without par value, as follows:

Class	Number of Shares
Common Stock	5,000

No holder of any class of stock of the Corporation shall have any statutory or common law pre-emptive rights to acquire unissued shares of the Corporation or securities convertible into shares of the Corporation.

Article IV

Indemnification of Directors and Officers

1. Each Director and Officer who is or was a party to any proceeding (including a proceeding by or in the right of the Corporation) shall be indemnified by the Corporation against any liability imposed upon or asserted against him (including amounts paid in settlement) arising out of conduct in his official capacity with the Corporation or otherwise by reason of the fact that he is or was such a Director of Officer or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, except there shall be no indemnification in relation to matters as to which he shall have been finally adjudged to be liable by reason of having been guilty of (i) willful misconduct or (ii) a knowing violation of criminal law in the performance of his duty as such Director or Officer.

2. In addition to the indemnification provided under Paragraph 1 of this Article IV, to the full extent permitted by the Virginia Stock Corporation Act and any other applicable law, as they exist on the date hereof or may hereafter be amended, the Corporation shall indemnify a Director or Officer of the Corporation who is or was a party to any proceeding (including a proceeding by or in the right of the corporation) by reason of the fact that he is or was such a Director or Officer or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

3. The Corporation is empowered to contract in advance to indemnify any Director or Officer to the extent indemnification is granted under Paragraphs 1 and 2 of this Article IV. The Board of Directors is also empowered to cause the Corporation to indemnify or contract in advance to indemnify any other person not covered by Paragraphs 1 and 2 of this Article IV who was or is a party to any proceeding, by reason of the fact that he is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise to the same extent as if such person were specified as one to whom indemnification is granted under Paragraphs 1 and 2 of this Article IV.

4. The Corporation may advance, pay for and/or reimburse the reasonable expenses incurred by an Officer or Director who is a party to any proceeding in advance of the final disposition thereof.

5. The foregoing provisions are intended to provide indemnification with respect to those monetary damages for which the Virginia Stock Corporation Act permits the limitation or elimination of liability. In addition, to the full extent, if any, that the Virginia Stock Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors, a Director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages arising out of a single transaction, occurrence or course of conduct in excess of the amount of cash consideration received by the Director from the Corporation for services as a director during the twelve months immediately preceding the act or omission for which liability was imposed.

6. The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a Director, Officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by such person in any such capacity or arising from his status as such, whether or not the Corporation would have power to indemnify him against such liability under the provisions of this Article IV.

7. The provisions of this Article IV shall be applicable to all actions, claims, suits or proceedings commenced after the adoption hereof, whether arising from any action taken or failure to act before or after such adoption. No amendment, modification or repeal of this Article IV shall diminish the rights provided hereby or diminish the right to indemnification with respect to any claim, issue or matter in any then pending or subsequent proceeding that is based in any material respect on any alleged action or failure to act prior to such amendment, modification or repeal.

8. Except to the extent inconsistent with this Article IV, terms used herein shall have the same meanings assigned them in the Indemnification Article of the Virginia Stock Corporation Act, as now in effect or hereafter amended. Without limitation, it is expressly understood that reference herein to Directors, Officers, employees or agents shall include former Directors, Officers, employees and agents and their respective heirs, executors and administrators.

Article V

Voting Requirements

Each of the shareholder actions set forth below shall require, and shall be adopted upon, the approval by more than 50% of all the votes entitled to be cast by the shareholders at a meeting at which a quorum of shareholders exists:

(i) a plan of merger or share exchange;

(ii) any amendment to these Articles of Incorporation;

(iii) the sale, lease, exchange or other disposition of all, or substantially all, of the Corporation’s property other than in the usual and regular course of business;

(iv) any dissolution of the Corporation; and/or

(v) the termination of corporate existence.

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